Exhibit 23.2

Independent Auditor’s Consent

The Board of Directors of
J. C. Penney Company, Inc. and
J. C. Penney Funding Corporation

We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the headings “Summary Consolidated Financial and Other Data” and “Selected Consolidated Financial and Other Data” in the registration statement.

Dallas, Texas
December 10, 2002